JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2013 NET INCOME OF
$6.5 BILLION, OR $1.60 PER SHARE, ON REVENUE1 OF $26.0 BILLION

17% RETURN ON TANGIBLE COMMON EQUITY1

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Strong performance across our businesses[2]

▪	Consumer & Community Banking deposits were up 10%; mortgage originations were $49.0 billion, up 12%; Credit Card sales volume[1] was a record $105.2 billion, up 10%; auto originations were up 17%

▪
Corporate & Investment Bank reported strong performance in Banking and Markets & Investor Services, maintaining its #1 ranking for Global Investment Banking fees; client deposits were $369.1 billion, up 6%

▪
Asset Management achieved its seventeenth consecutive quarter of positive net long-term client flows, with $25 billion for the second quarter; client assets were $2.2 trillion, up 10%; loan balances were a record $86.0 billion

•	Second-quarter common stock dividend increased to $0.38 per share from the previous quarter's $0.30 per share, returning to its highest level

•	Fortress balance sheet strengthened

▪	Basel I Tier 1 common[1] of $147 billion, or 10.4%

▪	Estimated Basel III Tier 1 common[1] ratio of 9.3%, including the estimated impact of final Basel III rules issued on July 2, 2013

▪	High Quality Liquid Assets[3] of $454 billion; estimated Basel III Liquidity Coverage Ratio of 118%

•	Second-quarter results included the following significant items

▪	$950 million pretax benefit ($0.15 per share after-tax increase in earnings) from reduced loan loss reserves in Real Estate Portfolios

▪	$550 million pretax benefit ($0.09 per share after-tax increase in earnings) from reduced loan loss reserves in Card Services

▪	$600 million pretax expense ($0.09 per share after-tax decrease in earnings) for additional litigation reserves in Corporate

•	JPMorgan Chase supported consumers, businesses and our communities

▪	$1.0 trillion of credit[1] provided and capital raised in the first six months of 2013

–	$154 billion of credit[1] provided for consumers; originated more than 500,000 mortgages

–	$9 billion of credit[1] provided for U.S. small businesses

–	$294 billion of credit[1] provided for corporations

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP measures, including managed basis reporting, see page 12. For additional notes on financial measures, see page 13.
[2] Percentage comparisons noted in the bullet points are calculated versus prior-year second quarter.
[3] High Quality Liquid Assets (“HQLA”) is the estimated amount of assets the Firm believes will qualify for inclusion in the Basel III Liquidity Coverage Ratio based on its current understanding of the proposed rules.

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–	$552 billion of capital raised for clients

–	$35 billion of credit[1] provided and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

•	Hired more than 5,600 U.S. veterans and service members since the beginning of 2011
New York, July 12, 2013 – JPMorgan Chase & Co. (NYSE: JPM) today reported net income of $6.5 billion for the second quarter of 2013, compared with net income of $5.0 billion in the second quarter of 2012. Earnings per share were $1.60, compared with $1.21 in the second quarter of 2012. Revenue1 for the quarter was $26.0 billion, compared with $22.9 billion in the prior year. The Firm's return on tangible common equity1 for the second quarter of 2013 was 17%, compared with 15% in the prior year.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the financial results: “Our earnings reflected strong performance across our businesses. We maintained our #1 ranking in global Investment Banking fees. Consumer deposits were up 10% compared with the prior year and Credit Card sales volumes were a record $105.2 billion, up 10%. And notably, Asset Management had $25 billion of net long-term client flows, the seventeenth consecutive quarter of positive net long-term client flows. Net charge-offs remain near historical lows in our Credit Card business, have dropped to less than half of what they were a year ago for our Real Estate Portfolios and remained very low in our wholesale portfolios. In light of these trends, we reduced the allowance for loan losses in Consumer & Community Banking in the second quarter by a total of $1.5 billion. Loan growth across the industry continued to be soft, reflecting a cautious stance by consumers, many small businesses and corporations. However, we continue to see broad-based signs that the U.S. economy is improving and we are hopeful that, as jobs are added and confidence builds, the U.S. economy will strengthen over time.”
Dimon continued: “This quarter, we exceeded the proposed Basel III Liquidity Coverage Ratio requirement – as of the end of the second quarter, our estimated ratio was 118% – and we are committed to achieving a Basel III Tier 1 common ratio1 of 9.5% by the end of this year. We estimate that our Basel III Tier 1 common ratio1, reflecting the final rules approved by the Federal Reserve on July 2, 2013, was approximately 9.3% at the end of the second quarter, including the reduction of the value of our investment securities that are available for sale because of higher long-term interest rates. ”
Dimon added: “While we have put extensive focus on our control agenda, we have continued to serve our clients and communities around the world. During the first six months of the year we raised capital and provided credit2 totaling $1.0 trillion for our clients, from individuals to large multinational corporations. Regarding our control agenda, we have taken some of our best people, given them enormous resources and tasked them with ensuring that our systems, practices, controls and technology meet the highest standards. We are confident that these investments will pay off and we will be a better company for it.”
Dimon concluded: “I am proud of this Company and what our employees do every day to serve our clients, customers and communities in over a hundred countries.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 12. The following discussion compares the second quarters of 2013 and 2012 unless otherwise noted. Footnotes in the sections that follow are described on pages 12 and 13.

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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$12,015	$11,615	$12,450	$400	3%	$(435)	(3)%
Provision for Credit Losses	(19)	549	179	(568)	NM	(198)	NM
Noninterest Expense	6,864	6,790	6,837	74	1	27	-
Net Income	$3,089	$2,586	$3,282	$503	19%	$(193)	(6)%
Discussion of Results:
Net income was $3.1 billion, a decrease of $193 million, or 6% compared with the prior year, due to lower net revenue and higher noninterest expense, partially offset by lower provision for credit losses.

Net revenue was $12.0 billion, a decrease of $435 million, or 3%, compared with the prior year. Net interest income was $7.1 billion, down $67 million, or 1%, driven by lower deposit margins and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $4.9 billion, a decrease of $368 million, or 7%, driven by lower mortgage fees and related income, partially offset by higher merchant servicing revenue, auto lease income and net interchange income.

The provision for credit losses was a benefit of $19 million, compared with a provision for credit losses of $179 million in the prior year and $549 million in the prior quarter. The current-quarter provision reflected a $1.5 billion reduction in the allowance for loan losses and total net charge-offs of $1.5 billion. The prior-quarter provision reflected a $1.2 billion reduction in the allowance for loan losses and total net charge-offs of $1.7 billion. The prior-year provision reflected a $2.1 billion reduction in the allowance for loan losses and total net charge-offs of $2.3 billion.

Noninterest expense was $6.9 billion, an increase of $27 million from the prior year, driven by continued investments in the business, offset by lower mortgage servicing expense and lower remediation expense, inclusive of a current-quarter charge, related to an exited non-core product.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of May 2013)

▪	Return on equity was 27% on $46.0 billion of average allocated capital.

▪	Average total deposits were $453.6 billion, up 10% from the prior year and 3% from the prior quarter. Deposit growth is among the highest in the industry[2].

▪	Number of branches was 5,657, an increase of 94 from the prior year and 25 from the prior quarter.

▪	Active mobile customers were up 32% to 14.0 million over the prior year.

▪	Active online customers (including mobile) were up 6% to 32.2 million over the prior year.

Consumer & Business Banking

▪	Chase Private Client locations totaled 1,691, an increase of 953 from the prior year and 299 from the prior quarter.

▪	Client investment assets were $171.9 billion, up 16% from the prior year and 2% from the prior quarter.

▪	Branch sales of investment products were up 53% compared with the prior year and 3% compared with the prior quarter.

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Mortgage Banking

▪
Mortgage originations were $49.0 billion, up 12% from the prior year and down 7% from the prior quarter, including purchase originations of $17.4 billion, up 50% from the prior year and 44% from the prior quarter.

Card, Merchant Services & Auto

▪
Credit Card sales volume[2] was a record $105.2 billion, up 10% from the prior year and 11% from the prior quarter. Card Services general purpose credit card sales volume growth has outperformed the industry for 21 consecutive quarters[2].

▪
Merchant processing volume was $185.0 billion, up 15% from the prior year and 5% from the prior quarter. Total transactions processed were 8.8 billion, up 24% from the prior year and 6% from the prior quarter.

▪	Auto originations were $6.8 billion, up 17% from the prior year, outpacing the industry[2].

Consumer & Business Banking net income was $698 million, a decrease of $233 million, or 25%, compared with the prior year, due to higher noninterest expense, a small benefit in the prior-year provision for credit losses and lower net revenue.
Net revenue was $4.3 billion, down 1% compared with the prior year. Net interest income was $2.6 billion, down 2% compared with the prior year, driven by lower deposit margins, predominantly offset by higher deposit balances. Noninterest revenue was $1.7 billion, an increase of 1%, driven by higher debit card revenue and investment sales revenue, predominantly offset by lower deposit-related fees.
The provision for credit losses and net charge-offs were both $74 million (1.58% net charge-off rate), compared with a benefit of $2 million and net charge-offs of $98 million (2.20% net charge-off rate) in the prior year.
Noninterest expense was $3.0 billion, up 10% from the prior year, primarily driven by investments in the business and certain adjustments in the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 25% on $11.0 billion of average allocated capital.

▪	Average total deposits were $432.8 billion, up 11% from the prior year and 3% from the prior quarter. Deposit growth is among the highest in the industry[2].

▪	Deposit margin was 2.31%, compared with 2.62% in the prior year and 2.36% in the prior quarter.

▪	Accounts[2] totaled 28.9 million, up 6% from the prior year and 1% from the prior quarter, reflecting historically low customer attrition.

▪
Average Business Banking loans were $18.7 billion, up 4% from the prior year and flat compared with the prior quarter. Originations were $1.3 billion, down 26% from the prior year and up 7% from the prior quarter.

▪	Chase.com remains the #1 most visited banking portal in the U.S.

Mortgage Banking net income was $1.1 billion, a decrease of $179 million, or 14%, compared with the prior year, driven by lower net revenue, partially offset by lower noninterest expense and lower provision for credit losses.

Net revenue was $3.1 billion, a decrease of $551 million compared with the prior year. Net interest income

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was $1.1 billion, a decrease of $83 million, or 7%, driven by lower loan balances due to portfolio runoff. Noninterest revenue was $1.9 billion, a decrease of $468 million, driven by lower mortgage fees and related income.

The provision for credit losses was a benefit of $657 million2, compared with a benefit of $553 million in the prior year. The current quarter reflected a $950 million reduction in the allowance for loan losses due to lower estimated losses reflecting continued home price improvement and favorable delinquency trends across all products, compared with a reduction of $1.25 billion in the prior year.

Noninterest expense was $1.8 billion, a decrease of $150 million from the prior year, due to lower servicing expense.

Mortgage Production pretax income was $582 million, a decrease of $349 million from the prior year, reflecting lower margins and higher expense, partially offset by higher volumes and lower repurchase losses. Mortgage production-related revenue, excluding repurchase losses, was $1.3 billion, a decrease of $275 million, or 18%, from the prior year, reflecting lower revenue margins. Production expense2 was $720 million, an increase of $100 million from the prior year, driven by higher headcount-related expense as the business built origination capacity. Repurchase losses for the current quarter reflected a benefit of $16 million, compared with losses of $10 million in the prior year and $81 million in the prior quarter. The current quarter reflected a $185 million reduction in the repurchase liability and lower realized repurchase losses compared with the prior year and prior quarter.

Mortgage Servicing pretax income was $133 million, an increase of $68 million from the prior year. Mortgage servicing revenue, including changes to the mortgage servicing rights (“MSR”) asset fair value, was $770 million, a decrease of $15 million, or 2%, from the prior year. MSR risk management income was $78 million, compared with $233 million in the prior year. Servicing expense was $715 million, a decrease of $238 million from the prior year, reflecting lower servicing headcount and lower costs associated with the Independent Foreclosure Review.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Mortgage application volumes were $65.0 billion, down 3% from the prior year and up 7% from the prior quarter.

▪	Period-end total third-party mortgage loans serviced were $832.0 billion, down 3% from the prior year and 2% from the prior quarter.

Real Estate Portfolios pretax income was $1.2 billion, down $16 million from the prior year. Net revenue was $908 million, a decrease of $132 million, or 13%, from the prior year. The decrease was largely driven by a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses was a benefit of $662 million, compared with a benefit of $554 million in the prior year. The current-quarter provision reflected a $950 million reduction in the allowance for loan losses due to lower estimated losses reflecting continued home price improvement and favorable delinquency trends, compared with a reduction of $1.25 billion in the prior year. Net charge-offs were $288 million. Home equity net charge-offs were $236 million (1.49% net charge-off rate1), compared with $466 million (2.53% net charge-off rate1) in the prior year. Subprime mortgage net charge-offs were $33 million (1.69% net charge-off rate1), compared with $112 million (4.94% net charge-off rate1). Prime mortgage, including option ARMs, net charge-offs were $16 million (0.15% net charge-off rate1), compared with $114 million (1.08% net charge-off rate1).

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Noninterest expense was $404 million, a decrease of $8 million, or 2%, compared with the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Mortgage Banking return on equity, including Mortgage Production, Mortgage Servicing and Real Estate Portfolios, was 23% on $19.5 billion of average allocated capital.

▪	Average home equity loans were $83.8 billion, down $12.3 billion.

▪	Average mortgage loans were $88.1 billion, down $4.8 billion.

▪	Allowance for loan losses was $9.0 billion, compared with $12.2 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans[1], was 2.85%, compared with 5.20%.

Card, Merchant Services & Auto net income was $1.2 billion, an increase of $219 million, or 21%, compared with the prior year, driven by lower provision for credit losses, higher net revenue and lower noninterest expense.

Net revenue was $4.7 billion, up $145 million, or 3%, compared with the prior year. Net interest income was $3.3 billion, up $63 million compared with the prior year. The impact of lower revenue reversals associated with lower net charge-offs in Credit Card was largely offset by lower average credit card loan balances and spread compression in Auto. Noninterest revenue was $1.3 billion, up $82 million compared with the prior year, primarily driven by higher merchant servicing revenue, auto lease income and net interchange income.

The provision for credit losses was $564 million, compared with $734 million in the prior year and $686 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $550 million reduction in the allowance for loan losses due to lower estimated losses reflecting improved delinquency trends. The prior-year provision included a $751 million reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 3.31%, down from 4.32% in the prior year and 3.55% in the prior quarter; the 30+ day delinquency rate1 was 1.69%, down from 2.13% in the prior year and 1.94% in the prior quarter. The Auto net charge-off rate was 0.18%, up from 0.17% in the prior year and down from 0.32% in the prior quarter.

Noninterest expense was $2.0 billion, a decrease of $108 million, or 5%, from the prior year, primarily driven by lower remediation expense, inclusive of a current-quarter charge, related to an exited non-core product.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 32% on $15.5 billion of average allocated capital.

▪
Period-end Credit Card loan balances were $124.3 billion, flat compared with the prior year and up 2% from the prior quarter. Credit Card average loans were $122.9 billion, down 2% from prior year and 1% from the prior quarter.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 global Visa issuer based on consumer and business credit card sales volume[2].

▪	Card Services net revenue as a percentage of average loans was 12.59%, compared with 11.91% in the prior year and 12.83% in the prior quarter.

▪	Average auto loans were $50.7 billion, up 5% from the prior year and 1% from the prior quarter.

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CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$9,876	$10,140	$8,986	$(264)	(3)%	$890	10%
Provision for Credit Losses	(6)	11	29	(17)	NM	(35)	NM
Noninterest Expense	5,742	6,111	5,293	(369)	(6)	449	8
Net Income	$2,838	$2,610	$2,376	$228	9%	$462	19%

Discussion of Results:
Net income was $2.8 billion, up 19% compared with the prior year. These results primarily reflected higher net revenue, partially offset by higher noninterest expense. Net revenue was $9.9 billion, compared with $9.0 billion in the prior year. Net revenue included a $355 million gain from debit valuation adjustments (“DVA”) on structured notes and derivative liabilities resulting from the widening of the Firm's credit spreads; the prior year included a gain from DVA of $755 million. Excluding the impact of DVA, net income was $2.6 billion1, up 37% from the prior year, and net revenue was $9.5 billion1, up 16% from the prior year.

Banking revenue was $3.1 billion, compared with $2.7 billion in the prior year. Investment banking fees were $1.7 billion (up 38%), driven by higher debt underwriting fees of $956 million (up 50%) and equity underwriting fees of $457 million (up 83%), partially offset by lower advisory fees of $304 million (down 15%). Treasury Services revenue was $1.1 billion, down 2% compared with the prior year, driven by lower trade finance spreads. Lending revenue was $373 million, primarily reflecting net interest income on retained loans and fees on lending-related commitments, compared with $370 million in the prior year.

Markets & Investor Services revenue was $6.7 billion, up 7% from the prior year. Fixed Income and Equity Markets combined revenue was $5.4 billion, up 18% from the prior year, reflecting solid client revenue, as well as improved performance in credit-related and equities products. Securities Services revenue was $1.1 billion, up 1% from the prior year. Credit Adjustments & Other revenue was $274 million, compared with $683 million in the prior year; both periods were predominantly driven by the impact of DVA.

The provision for credit losses was a benefit of $6 million, compared with a provision for credit losses of $29 million in the prior year. The ratio of the allowance for loan losses to period-end loans retained was 1.21%, compared with 1.31% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to period-end loans retained1 was 2.35%, compared with 2.75% in the prior year.

Noninterest expense was $5.7 billion, up 8% from the prior year, primarily driven by higher compensation expense on increased revenue. The compensation ratio for the current quarter was 31%, excluding the impact of DVA1.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

▪	Ranked #1 in Global Investment Banking Fees for the six months ended June 30, 2013.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; and #2 in Global Equity and Equity-related, based on volume, for the six months ended June 30, 2013.

▪	Average client deposits and other third-party liabilities were $369.1 billion, up 6% from the prior year and 3% from the prior quarter.

▪	Assets under custody were $18.9 trillion, up 7% from the prior year and down 2% from the prior quarter.

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▪	International revenue was $4.8 billion, up 11% from the prior year, representing 48% of total revenue (48% of total revenue excluding DVA1).

▪	Return on equity was 20% on $56.5 billion of average allocated capital (19% excluding DVA1).

▪	Period-end total loans were $110.8 billion, down 5% from the prior year and 6% from the prior quarter. Nonaccrual loans were $375 million, down 54% from the prior year and 16% from the prior quarter.

▪	Period-end trade finance loans were $36.4 billion, up 3% from the prior year and down 7% from the prior quarter.
COMMERCIAL BANKING (CB)

Results for CB				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,728	$1,673	$1,691	$55	3%	$37	2%
Provision for Credit Losses	44	39	(17)	5	13	61	NM
Noninterest Expense	652	644	591	8	1	61	10
Net Income	$621	$596	$673	$25	4%	$(52)	(8)%
Discussion of Results:
Net income was $621 million, a decrease of $52 million, or 8%, compared with the prior year, reflecting a higher provision for credit losses and an increase in noninterest expense, partially offset by higher net revenue.

Net revenue was $1.7 billion, an increase of $37 million, or 2%, compared with the prior year. Net interest income was $1.2 billion, an increase of $48 million, or 4%, driven by higher loan and liability balances, partially offset by lower purchase discounts recognized on loan repayments and spread compression on liability products. Noninterest revenue was $551 million, a decrease of $11 million, or 2% compared with the prior year, driven by lower community development investment-related revenue, partially offset by increased deposit-related fees, credit card revenue, and investment banking fees.

Revenue from Middle Market Banking was $777 million, an increase of $37 million, or 5%, from the prior year. Revenue from Corporate Client Banking was $444 million, an increase of $8 million, or 2%, compared with the prior year. Revenue from Commercial Term Lending was $315 million, an increase of $24 million, or 8%, compared with the prior year. Revenue from Real Estate Banking was $113 million, flat compared with the prior year.

The provision for credit losses was $44 million, compared with a benefit of $17 million in the prior year. Net charge-offs were $9 million (0.03% net charge-off rate), compared with net recoveries of $9 million (0.03% net recovery rate) in the prior year and net recoveries of $7 million (0.02% net recovery rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 2.06%, down from 2.20% in the prior year and up from 2.05% in the prior quarter. Nonaccrual loans were $513 million, down $404 million, or 44%, from the prior year, and down by $156 million, or 23%, from the prior quarter, mainly due to repayments.

Noninterest expense was $652 million, up 10% compared with the prior year, reflecting higher headcount-related2 expense and increased operating expense for Commercial Card.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 18% on $13.5 billion of average allocated capital.

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▪	Overhead ratio was 38%, compared with 35% in the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was $385 million, flat compared with the prior year and up 13% compared with the prior quarter.

▪	Average loan balances were $131.6 billion[2], up 11% compared with the prior year and up 2% compared with the prior quarter.

▪	Period-end loan balances were $130.9 billion[2], up 9% compared with the prior year and flat compared with the prior quarter.

▪	Average client deposits and other third-party liabilities were $195.2 billion, flat compared with the prior year and the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,725	$2,653	$2,364	$72	3%	$361	15%
Provision for Credit Losses	23	21	34	2	10	(11)	(32)
Noninterest Expense	1,892	1,876	1,701	16	1	191	11
Net Income	$500	$487	$391	$13	3%	$109	28%

Discussion of Results:
Net income was $500 million, an increase of $109 million, or 28%, from the prior year, reflecting higher net revenue, largely offset by higher noninterest expense.

Net revenue was $2.7 billion, an increase of $361 million, or 15%, from the prior year. Noninterest revenue was $2.2 billion, up $304 million, or 16%, from the prior year, due to the effect of higher market levels, net client inflows, and higher performance fees. Net interest income was $569 million, up $57 million, or 11%, from the prior year, due to higher loan and deposit balances, partially offset by narrower deposit and loan spreads.

Revenue from Private Banking was $1.5 billion, up 11% compared with the prior year. Revenue from Retail was $654 million, up 35%. Revenue from Institutional was $588 million, up 9%.

Client assets were $2.2 trillion, an increase of $189 billion, or 10%, compared with the prior year. Assets under management were $1.5 trillion, an increase of $123 billion, or 9%, from the prior year, due to net inflows to long-term products and the effect of higher market levels, partially offset by net outflows from liquidity products. Custody, brokerage, administration and deposit balances were $687 billion, up $66 billion, or 11%, from the prior year, due to the effect of higher market levels and custody inflows.

The provision for credit losses was $23 million, compared with $34 million in the prior year.

Noninterest expense was $1.9 billion, an increase of $191 million, or 11%, from the prior year, primarily due to higher performance-based compensation and headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Pretax margin[2] was 30%, up from 27% in the prior year.

▪	Return on equity was 22% on $9.0 billion of average allocated capital.

▪	For the 12 months ended June 30, 2013, assets under management reflected net inflows of $67 billion, driven by net inflows of $84 billion to long-term products, partially offset

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by net outflows of $17 billion from liquidity products. For the quarter, net inflows were $3 billion driven by net inflows of $25 billion to long-term products, predominantly offset by net outflows of $22 billion from liquidity products.

▪	Net long-term client flows were positive for the seventeenth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 76% over 5 years, 77% over 3 years and 73% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 52% of all rated mutual fund assets.

▪	Client assets were $2.2 trillion, up 10% from the prior year and down 1% from the prior quarter.

▪	Record average loans were $83.6 billion, up 25% from the prior year and 5% from the prior quarter.

▪	Record period-end loans were $86.0 billion, up 22% from the prior year and 6% from the prior quarter.

▪	Average deposits were $136.6 billion, up 7% from the prior year and down 2% from the prior quarter.

▪	Period-end deposits were $137.3 billion, up 7% from the prior year and down 2% from the prior quarter.
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$(386)	$(233)	$(2,599)	$(153)	(66)%	$2,213	85%
Provision for Credit Losses	5	(3)	(11)	8	NM	16	NM
Noninterest Expense	716	2	544	714	NM	172	32%
Net Income/(Loss)	$(552)	$250	$(1,762)	$(802)	NM	$1,210	69%

Discussion of Results:
Net income was a loss of $552 million, compared with a loss of $1.8 billion in the prior year.

Private Equity reported net income of $212 million, compared with net income of $197 million in the prior year. Net revenue was $410 million, same as prior year.

Treasury and CIO reported a net loss of $429 million, compared with a net loss of $2.1 billion in the prior year. Net revenue was a loss of $648 million, compared with a loss of $3.4 billion in the prior year. The prior-year loss reflected $4.4 billion of principal transactions losses from the synthetic credit portfolio that had been held by CIO, partially offset by securities gains of $1.0 billion. Net revenue in the current quarter included net securities gains of $123 million from sales of available-for-sale investment securities and a modest loss related to the redemption of trust preferred securities. Current-quarter net interest income was a loss of $558 million due to low interest rates and limited reinvestment opportunities.

Other Corporate reported a net loss of $335 million, compared with net income of $119 million in the prior year. Noninterest revenue included $545 million in the prior year related to the gain on the recovery of a Bear Stearns-related subordinated loan. The current quarter included approximately $600 million of expense for additional litigation reserves, compared with $335 million of expense for additional litigation reserves in the prior year.

JPMorgan Chase & Co.
News Release

JPMORGAN CHASE (JPM)(*)

Results for JPM				1Q13		2Q12
($ millions)	2Q13	1Q13	2Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$25,958	$25,848	$22,892	$110	-	$3,066	13%
Provision for Credit Losses	47	617	214	(570)	(92)%	(167)	(78)
Noninterest Expense	15,866	15,423	14,966	443	3	900	6
Net Income	$6,496	$6,529	$4,960	$(33)	(1)%	$1,536	31%
(*) Presented on a managed basis. See notes on page 12 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $25,211 million, $25,122 million, and $22,180 million for the second quarter of 2013, first quarter of 2013, and second quarter of 2012, respectively.

Discussion of Results:
Net income was $6.5 billion, up $1.5 billion, or 31%, from the prior year. The increase was driven by higher net revenue and lower provision for credit losses, partially offset by higher noninterest expense.
Net revenue was $26.0 billion, up $3.1 billion, or 13%, compared with the prior year. Noninterest revenue was $15.1 billion, up $3.5 billion, compared with the prior year. The current-quarter revenue included a $355 million gain from DVA on certain structured notes and derivative liabilities resulting from the widening of the Firm's credit spreads; the prior year included a gain from DVA of $755 million. Net interest income was $10.9 billion, down $472 million, or 4%, compared with the prior year, reflecting the impact of low interest rates on investment securities yield and on reinvestment opportunities, lower loan yields and portfolio run-off, partially offset by lower long-term debt costs.
The provision for credit losses was $47 million, down $167 million from the prior year. The total consumer provision for credit losses was a benefit of $29 million, compared with an expense of $171 million in the prior year. The consumer provision reflected a $1.5 billion release of allowance for loan losses due to lower estimated losses reflecting continued home price improvement, favorable delinquency trends and lower estimated losses in mortgage and credit card portfolios. The prior year consumer provision reflected a $2.1 billion reduction in the related allowance for loan losses predominantly related to the mortgage and credit card portfolios. Consumer net charge-offs were $1.5 billion, compared with $2.3 billion in the prior year, resulting in net charge-off rates of 1.66% and 2.51%, respectively. The decrease in consumer net charge-offs was primarily due to improved delinquency trends. The wholesale provision for credit losses was $76 million, compared with $43 million in the prior year. Wholesale net recoveries were $67 million, compared with net charge-offs of $9 million in the prior year, resulting in net recovery rate of 0.09% and a net charge-off rate of 0.01%, respectively. The Firm's allowance for loan losses to period-end loans retained1 was 2.06%, compared 2.74% in the prior year. The Firm's nonperforming assets totaled $10.9 billion at June 30, 2013, down from the prior-quarter level of $11.6 billion and down compared with the prior-year level of $11.4 billion.
Noninterest expense was $15.9 billion, up $900 million, or 6%, compared with the prior year, driven by higher compensation expense on higher revenue and higher litigation reserves, partially offset by lower mortgage servicing expense. The current-quarter noninterest expense included $678 million of expense for additional litigation reserves, compared with $323 million of expense for additional litigation reserves in the prior year.
Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel I Tier 1 common ratio[1] was 10.4% at June 30, 2013, including the impact of the final Basel 2.5 rules that became effective on January 1, 2013.

▪	Headcount was 254,063, a decrease of 6,335, compared with the prior year.

JPMorgan Chase & Co.
News Release

1.	Notes on non-GAAP financial measures:

a.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

b.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.7 billion at June 30, 2013, March 31, 2013, and June 30, 2012. In Corporate & Investment Bank, the ratio of the allowance for loan losses to end-of-period loans is calculated excluding the impact of trade finance loans and consolidated Firm-administered multi-seller conduits, as well as their related allowances, to provide a more meaningful assessment of the CIB's allowance coverage.

c.
Tangible common equity (“TCE”) represents common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm's earnings as a percentage of average TCE. In management's view, these measures are meaningful to the Firm, as well as to analysts and investors, in assessing the Firm's use of equity and in facilitating comparisons with peers.

d.
The Tier 1 common ratio under both Basel I and Basel III are both non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess the Firm's capital position and to compare the Firm's capital to that of other financial services companies. The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred securities. In July 2013, the U.S. Federal Reserve approved the final rule for implementing Basel III in the United States. For further information on Basel I and Basel III, see Regulatory capital on pages 117-119 and 42-45 of JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, respectively.

e.
In Consumer & Community Banking, supplemental information is provided for Card Services to enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

f.
Corporate & Investment Bank provides several measures which exclude the impact of debit valuation adjustments (“DVA”) on: net revenue, net income, compensation ratio, and return on equity. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

JPMorgan Chase & Co.
News Release

2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.	Consumer & Community Banking deposit rankings are based on the Firm's and peer disclosures for the first quarter of 2013. Accounts include checking accounts and Chase LiquidSM cards.

c.	Mortgage Banking provision for credit losses is included in the functional results of Real Estate Portfolios and in production expense of Mortgage Production.

d.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the first quarter of 2013.

e.
In Commercial Banking, effective January 1, 2013, whole loan financing agreements, previously reported as other assets, were reclassified as loans. For the three months ended June 30, 2013 and March 31, 2013, the impact on period-end loans was $2.1 billion and $1.7 billion, respectively, and the impact on average loans was $1.8 billion and $1.6 billion, for the same periods, respectively.

f.
Asset Management pretax margin represents income before income tax expense divided by total net revenue, which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of Asset Management against the performance of its respective peers.

g.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present second-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on July 12, 2013 through midnight, July 26, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 64546522. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						SIX MONTHS ENDED JUNE 30,
					2Q13 Change					2013 Change
SELECTED INCOME STATEMENT DATA	2Q13		1Q13	2Q12	1Q13	2Q12	2013		2012	2012
Reported Basis
Total net revenue	$25,211		$25,122	$22,180	-%	14%	$50,333		$48,232	4%
Total noninterest expense	15,866		15,423	14,966	3	6	31,289		33,311	(6)
Pre-provision profit	9,345		9,699	7,214	(4)	30	19,044		14,921	28
Provision for credit losses	47		617	214	(92)	(78)	664		940	(29)
NET INCOME	6,496		6,529	4,960	(1)	31	13,025		9,884	32

Managed Basis (a)
Total net revenue	25,958		25,848	22,892	-	13	51,806		49,649	4
Total noninterest expense	15,866		15,423	14,966	3	6	31,289		33,311	(6)
Pre-provision profit	10,092		10,425	7,926	(3)	27	20,517		16,338	26
Provision for credit losses	47		617	214	(92)	(78)	664		940	(29)
NET INCOME	6,496		6,529	4,960	(1)	31	13,025		9,884	32

PER COMMON SHARE DATA
Net income: Basic	1.61		1.61	1.22	-	32	3.22		2.41	34
Diluted	1.60		1.59	1.21	1	32	3.19		2.41	32
Cash dividends declared	0.38	(j)	0.30	0.30	27	27	0.68	(j)	0.60	13
Book value	52.54		52.02	48.40	1	9	52.54		48.40	9
Tangible book value (b)	40.04		39.54	35.71	1	12	40.04		35.71	12

Closing share price (c)	52.79		47.46	35.73	11	48	52.79		35.73	48
Market capitalization	198,966		179,863	135,661	11	47	198,966		135,661	47

COMMON SHARES OUTSTANDING
Average: Basic	3,782.4		3,818.2	3,808.9	(1)	(1)	3,800.3		3,813.9	-
Diluted	3,814.3		3,847.0	3,820.5	(1)	-	3,830.6		3,827.0	-
Common shares at period-end	3,769.0		3,789.8	3,796.8	(1)	(1)	3,769.0		3,796.8	(1)

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	13%		13%	11%			13%		11%
Return on tangible common equity ("ROTCE") (b)	17		17	15			17		15
Return on assets	1.09		1.14	0.88			1.11		0.88
Return on risk-weighted assets (e)(f)	1.85	(k)	1.88	1.52			1.86	(k)	1.55

CAPITAL RATIOS (f)
Tier 1 capital ratio	11.6	(k)	11.6	11.3			11.6	(k)	11.3
Total capital ratio	14.1	(k)	14.1	14.0			14.1	(k)	14.0
Tier 1 common capital ratio (g)	10.4	(k)	10.2	9.9			10.4	(k)	9.9

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,439,747		$2,389,349	$2,290,146	2	7	$2,439,747		$2,290,146	7
Loans:
Consumer, excluding credit card loans	288,096		290,082	300,046	(1)	(4)	288,096		300,046	(4)
Credit card loans	124,288		121,865	124,705	2	-	124,288		124,705	-
Wholesale loans	313,202		316,939	302,820	(1)	3	313,202		302,820	3
Total Loans	725,586		728,886	727,571	-	-	725,586		727,571	-
Deposits	1,202,950		1,202,507	1,115,886	-	8	1,202,950		1,115,886	8
Common stockholders' equity	198,034		197,128	183,772	-	8	198,034		183,772	8
Total stockholders' equity	209,492		207,086	191,572	1	9	209,492		191,572	9

Deposits-to-loans ratio	166%		165%	153%			166%		153%

Headcount (h)	254,063		255,898	260,398	(1)	(2)	254,063		260,398	(2)

LINE OF BUSINESS NET INCOME/(LOSS) (i)
Consumer & Community Banking	$3,089		$2,586	$3,282	19	(6)	$5,675		$6,207	(9)
Corporate & Investment Bank	2,838		2,610	2,376	9	19	5,448		4,409	24
Commercial Banking	621		596	673	4	(8)	1,217		1,264	(4)
Asset Management	500		487	391	3	28	987		777	27
Corporate/Private Equity	(552)		250	(1,762)	NM	69	(302)		(2,773)	89
NET INCOME	$6,496		$6,529	$4,960	(1)	31	$13,025		$9,884	32

(a)	For a further discussion of managed basis, see Note (a) on page 13.

(b)
Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents the Firm's tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion of these measures, see page 42 of the Earnings Release Financial Supplement.

(c)
Share price shown for JPMorgan Chase's common stock is from the New York Stock Exchange. JPMorgan Chase's common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(f)
Basel 2.5 rules became effective for the Firm on January 1, 2013. The implementation of these rules in the first quarter of 2013 resulted in an increase of approximately $150 billion in risk-weighted assets compared with the Basel I rules. The implementation of these rules also resulted in decreases of the Firm’s Tier 1 capital, Total capital and Tier 1 common capital ratios by 140 basis points, 160 basis points and 120 basis points, respectively, at March 31, 2013. For further discussion of Basel 2.5, see Regulatory capital on pages 42-45 of JPMorgan Chase's 1Q13 Form 10-Q.

(g)
Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of the Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(h)	Effective January 1, 2013, interns are excluded from the firmwide and business segment headcount metrics. Prior periods were revised to conform with this presentation.

(i)
For the 2012 periods, net income/(loss) of Consumer & Community Banking ("CCB") and Corporate/Private Equity was revised to reflect the transfer of certain technology and operations, as well as real estate-related functions and staff, from Corporate/Private Equity to CCB, effective January 1, 2013. For further information on this transfer, see CCB on page 10, Consumer & Business Banking on page 12 and Corporate/Private Equity on page 30 of the Earnings Release Financial Supplement.

(j)	On May 21, 2013, the Board of Directors of JPMorgan Chase increased the Firm's quarterly stock dividend from $0.30 to $0.38 per share.

(k)	Estimated.